Exhibit 99.1

Sanara MedTech Inc. Announces Fourth Quarter and Full Year 2021 Results

FORT WORTH, TX / GlobeNewswire / March 30, 2022 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of products and technologies for surgical and chronic wound care dedicated to improving patient outcomes, announced today its strategic, operational and financial results for the quarter and full year ended December 31, 2021.

Zach Fleming, Sanara’s CEO, stated, “In 2021 we built on the success we have had with our Cellerate product line while also executing our strategy to offer a comprehensive solution for wound and skin in all care settings. Our record sales results in both the fourth quarter and the full year are a testament to our team’s hard work and dedication to providing patients with efficacious solutions that improve outcomes at a lower overall cost.”

Fourth Quarter 2021 Strategic and Operational Highlights

●	Announced the commercial launch of two new innovative extracellular matrix products, FORTIFY TRG™ Tissue Repair Graft and FORTIFY FLOWABLE™ Extracellular Matrix

●	Announced the appointments of Roszell Mack III and Eric Tanzberger to the Board of Directors

●	Announced the appointment of Zachary B. Fleming as Chief Executive Officer

●	Fourth quarter pilot for virtual consults with a large home health agency saw positive results, and they have committed to expanding the service offering to 6 more agencies in the Midwest in the first quarter of 2022 (originally one agency)

●	WounDerm/Mgroup is now licensed in all 50 states, expanding the Company’s ability to offer wound care virtual consult services on a national basis

●	Implementation process started with Homecare Homebase (largest electronic healthcare record provider in the home health market) to integrate the WounDerm mobile app

Full Year 2021 Consolidated Financial Results

●	Revenues. For the year ended December 31, 2021, we generated revenues of $24.1 million compared to $15.6 million for the year ended December 31, 2020, a 55% increase from the prior year. The higher revenues in 2021 were primarily due to increased sales of surgical wound care products as we continued the execution of our strategy to expand our sales force and independent distribution network in both new and existing U.S. markets.

●	Cost of goods sold. Cost of goods sold for the year ended December 31, 2021, was $2.3 million, compared to $1.6 million for the year ended December 31, 2020. The increase over the prior year was primarily due to higher sales volume.

●	Selling, general and administrative (“SG&A”) expenses. SG&A expenses for the year ended December 31, 2021, were $28.1 million compared to $18.7 million for the year ended December 31, 2020. The higher SG&A expenses in 2021 were primarily due to increased selling costs resulting from sales force expansion and operational support, higher sales commission expense as a result of higher product sales, higher non-cash equity compensation costs, higher payroll costs related to the mid-year addition of the Rochal workforce, and higher costs associated with the launch of our WounDerm technology platform. Sales force expansion and operational support was responsible for 16% of the increase in SG&A while higher sales volumes increased commissions and was responsible for 39% of the increase. Non-cash equity compensation was responsible for 9% of the increase and costs related to WounDerm and Rochal accounted for 22% of the increase.

In addition, costs related to travel and in-person promotional activities increased in 2021 after those activities had been cancelled or postponed in 2020 as a result of the COVID-19 pandemic. These costs accounted for 8% of the increase in SG&A. As part of our continued strategy to expand our sales reach in new and existing markets, we employed eleven additional field sales managers since December 31, 2020. As of December 31, 2021, we had a total of 30 field sales managers.

●	Research and development (“R&D”) expenses. R&D expenses for the year ended December 31, 2021 were $0.6 million compared to $40,190 for the year ended December 31, 2020. The higher R&D expenses in 2021 were due to costs associated with several development projects for our currently licensed products and technologies.

●	Net income / loss. For the year ended December 31, 2021, we had a net loss of $8.0 million compared to $4.4 million for the year ended December 31, 2020. The increased net loss in 2021 was primarily due to higher SG&A costs described above, higher R&D expenses, and the recognition of losses on our equity method investment.

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Cash Used in Operating Activities. Cash used in operating activities for the full year was $4.8 million. Cash used in operating activities in the fourth quarter was $1.8 million. The large increase in the fourth quarter was partly due to our year-end inventory build which negatively impacted fourth quarter cash by ~$500K.

The Company will host a conference call on Thursday, March 31, 2022, at 9:00 a.m. Eastern Time. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 166572. A telephonic replay of the conference call will be available through Thursday, April 14, 2022, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 44789.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen® to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry. For more information, visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “intend,” “may,” “plan,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “targets,” “ “should,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include statements regarding the development of new products and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.